Exhibit 99.1

Jason Rawlings
Director- Public Relations
812-377-7719

For Immediate Release
October 28, 2003

Cummins Reports Third Quarter 2003 Earnings on Strong Sales

            COLUMBUS, Ind. -- Cummins Inc. (NYSE: CUM) today reported third-quarter 2003 sales of $1.63 billion and net earnings of $24 million or $0.60 per share.  Sales increased $95 million, or six percent, and earnings per share increased by $0.26 from the previous quarter.  Through the third quarter year-to-date, sales were $4.56 billion and profit was $0.18 per share.

            "Cummins improved performance this past quarter reflects our efforts to position the company for the emerging economic recovery," said Tim Solso, chairman and chief executive officer of Cummins Inc.  "We will continue our focus on reducing costs and delivering the right, clean products to the market for our customers."

            "Our customers want and value our quality products, as evidenced by the recent news that DaimlerChrysler has extended our agreement to be the exclusive diesel engine supplier for the award-winning Dodge Ram pickup truck.  Additionally, Volkswagen AG just announced it will purchase the engines from our San Luis Potosi, Mexico plant for the heavy-duty trucks and buses it will produce in its new plant in Mexico. And one year after introducing our 2002 emissions-compliant heavy-duty engines, we have 25,000 of them on our nation's highways, and they have logged more than one billion miles of reliable performance," Solso added.

Corporate Overview

            Engine sales for the Dodge Ram and industrial markets as well as sales in the other business segments experienced solid growth from the 2002 third quarter.  These increases substantially offset year-over-year revenue declines in other North American automotive markets.  While demand in these markets has not yet fully recovered, the businesses have shown sequential quarterly improvement in both volume and operating leverage.  Earnings before interest, income taxes, minority interest and preferred dividends (EBIT) for the quarter were $61 million, $22 million lower than the same quarter a year ago, but $15 million higher than the previous quarter. The Power Generation business broke even for the quarter, a significant achievement after losing $29 million during the first half of the year.  Joint venture income of $20 million was at its highest level and is expected to be $60 million for the year, more than double the income from 2002 as the company's joint ventures are positioned globally in high-growth areas. Cummins free cash flow for the quarter was $10 million, and the company expects to generate significant cash flow in the fourth quarter of this year, consistent with its typical seasonal pattern.

Business Unit Results

Engine

            Total sales for the Engine Business in the third quarter were $942 million, a nine percent decrease from sales of $1.03 billion a year ago.  Engine business EBIT was $36 million for the quarter versus $51 million in the third quarter a year ago.  Revenues in automotive markets were 15 percent lower than the third quarter last year, primarily due to last year's pre-buy ahead of the October 2002 emissions standards change.  This decrease was partially offset by increases in the light-duty automotive business.  International heavy-duty truck engine shipments were up nine percent from a year ago and 38 percent from the previous quarter. Overall revenue from Industrial markets was up 14 percent year-over-year, with increases in construction, mining and government sales.

            Cummins has continued its successful relationship with the Chrysler Group of DaimlerChrysler Corporation, and the recent extension of Cummins' exclusive agreement as diesel engine provider for the Dodge Ram pickup truck recognizes the value of the two companies' 15-year partnership.  Cummins engine shipments for the Dodge Ram were up 28 percent from the year-ago quarter and up 10 percent from the previous quarter; the truck itself has increased its share in the pickup truck market over the past 12 to 18 months. Customer experience indicates the performance quality of the new Ram engine introduced in mid-2002 has already surpassed its predecessor engine.

Power Generation

            Sales in the Power Generation Business for the third quarter were $363 million dollars, up 15 percent from third quarter of 2002.  In North America, revenues were up two percent compared with a year ago, with an increased demand in the commercial genset business partially offset by lower pricing.  Demand in the consumer business remained strong, with sales 10 percent higher than the third quarter of 2002.  Outside North America, revenues increased across most regions, with significant increases in the Middle East, Mexico, Australia and parts of Asia.

            In the third quarter of 2003, Power Generation achieved breakeven results, down slightly from earnings before interest and taxes of $3 million last year but significantly improved when compared with the second quarter 2003 loss of $15 million.  Third quarter results were impacted by lower pricing; however, as inventory levels in the marketplace decrease and pricing improves, power generation profitability should continue to improve.

Filtration and Other

            The Filtration and Other segment had sales of $255 million for the quarter, an eight percent increase compared with the third quarter of 2002.  Sales in Emission Solutions accounted for over half of the sales increase, and currency contributed approximately $5 million dollars.

            This segment's earnings before interest and taxes for the quarter were $16 million versus $19 million in the third quarter last year.  The lower earnings were attributable to a number of factors:  incremental costs to fund the segment's targeted growth initiatives, including the Emission Solutions business and start-up costs associated with a new exhaust plant in Georgia; a shift in sales mix from aftermarket to original equipment manufacturers (OEMs) as the company has sought targeted growth with such manufacturers to secure long-term business; and other increases in costs including pension and healthcare and some one-time items.

International Distributors

            Sales for the International Distributor Business were $174 million dollars in the third quarter, an increase of 14 percent compared with sales of $152 million last year, with improvement across most regions.  Sales to the Middle East, particularly in power generation equipment, were also a significant contributor.

            Earnings before interest and taxes for the segment were $9 million this quarter, or 5.2 percent of sales, compared with earnings of $10 million, or 6.6 percent of sales last year.  The mix of sales, including a higher percentage of power generation equipment, was the primary driver of the lower profitability during the quarter.

Guidance

            The company has not changed its previously provided earnings per share guidance of $1.20 to $1.40 for 2003, but given uncertainty in the marketplace, it expects full-year earnings to be at the low end of the range.

Presentation of Non-GAAP Financial Information

            Non-GAAP financial measures used in this release include EBIT and Free Cash Flow.  These measures are defined and reconciliations to what management believes to be most comparable GAAP measure are included in a schedule to this release.  Cummins presents this information as it believes the data is useful to understanding the company's operating performance and they are measures used internally to assess the performance of the operating units.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves its customers through more than 500 company-owned and independent distributor locations in 131 countries and territories. With 23,700 employees worldwide, Cummins reported sales of $5.9 billion in 2002. Press releases can be found by accessing the Cummins home page at www.cummins.com.

Forward Looking Statement Disclosure

            Information provided in this release that is not purely historical is considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, hopes, beliefs and intentions on strategies regarding the future.  It is important to note that the Company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.

###

CUMMINS INC.
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THIRD QUARTER AND NINE MONTHS
ENDED SEPTEMBER 28, 2003 AND SEPTEMBER 29, 2002
Unaudited

	Third Quarter		Nine Months		Second Quarter

		Restated *		Restated *
Millions, except per share amounts	2003	2002	2003	2002	2003

Net sales........................................................................	$1,634	$1,648	$4,560	$4,439	$1,539
Cost of goods sold......................................................	1,341	1,335	3,773	3,616	1,263
Gross margin...............................................................	293	313	787	823	276
Selling and administrative expenses.........................	208	189	603	564	200
Research and engineering expenses........................	51	53	148	164	50
Joint ventures and alliances (income) expense.......	(20)	(9)	(44)	(16)	(17)
Restructuring, asset impairment and other charges	-	-	-	2	-
Interest expense..........................................................	25	15	65	44	20
Other (income) expense, net......................................	(7)	(3)	(17)	(10)	(3)
Earnings (loss) before income taxes, minority interest, dividends on preferred securities of subsidiary trust and cumulative effect of change in accounting principles	36	68	32	75	26
Provision for income taxes.......................................	9	16	5	15	5
Minority interest........................................................	3	3	9	11	2
Dividends on preferred securities of subsidiary trust...	-	5	11	16	5
Earnings (loss) before cumulative effect of change in accounting principle................................................	24	44	7	33	14
Cumulative effect of change in accounting principle, net of tax..................................................	-	-	-	3	-
Net earnings (loss)..................................................	$ 24	$ 44	$ 7	$ 36	$ 14

Earning Per Share
Basic
Earnings (loss) before cumulative effect of change in accounting principle........................................	$ .62	$ 1.13	$ .18	$ .85	$ .34
Cumulative effect of change in accounting principle, net of tax..........................................	-	-	-	.07	-
Net earnings (loss)............................................	$ .62	$ 1.13	$ .18	$ .92	$ .34
Diluted
Earnings (loss) before cumulative effect of change in accounting principle.......................................	$ .60	$ 1.05	$ .18	$ .85	$ .34
Cumulative effect of change in accounting principle, net of tax..........................................	-	-	-	.07	-
Net earnings (loss)............................................	$ .60	$ 1.05	$ .18	$ .92	$ .34

Cash dividends declared per share.......................	$ .30	$ .30	$ .90	$ .90	$ .30

* 2002 amounts have been restated from our September 29, 2002 Form 10-Q on file for this period.  The nature of the  restatement adjustments are more fully discussed in Notes 2 and 20 of our 2002 Annual Report on Form 10-K.

CUMMINS INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Unaudited

Millions	Sept. 28, 2003	Dec. 31, 2002

Assets
Current assets:
Cash and cash equivalents...........................................................	$ 80	$ 224
Marketable securities....................................................................	88	74
Receivables, net ............................................................................	953	805
Inventories......................................................................................	733	641
Other current assets......................................................................	271	238
	2,125	1,982

Property, plant and equipment less accumulated depreciation of $1,684 and $1,647.......................................................................	1,249	1,305
Investments in and advances to joint ventures and alliances.	319	264
Goodwill............................................................................................	343	343
Other intangibles and deferred charges......................................	93	96
Deferred income taxes....................................................................	640	640
Other non current assets...............................................................	217	207
Total assets......................................................................................	$4,986	$4,837

Liabilities and shareholders' investment
Current liabilities:
Loans payable................................................................................	$ 31	$ 19
Current maturities of long-term debt...........................................	9	119
Accounts payable...........................................................................	593	427
Accrued product coverage and marketing expenses...............	252	233
Other accrued expenses................................................................	461	531
	1,346	1,329

Long-term debt.................................................................................	1,061	999
Cummins-obligated mandatorily redeemable convertible preferred securities of subsidiary trust holding solely convertible subordinated debentures of Cummins....................	292	291
Other long-term liabilities................................................................	1,299	1,285
Minority interest...............................................................................	95	92

Shareholders' investment:
Common stock, $2.50 par value, 48.4 and 48.6 shares issued...	121	121
Additional contributed capital.......................................................	1,108	1,115
Retained earnings............................................................................	537	569
Accumulated other comprehensive income.................................	(492)	(527)
Common stock in treasury, at cost, 6.0 and 7.0 shares................	(241)	(280)
Common stock held in trust for employee benefit plans, 2.4 and 2.6 shares................................	(115)	(128)
Unearned compensation.................................................................	(25)	(29)
	893	841
Total liabilities and shareholders' investment.............................	$4,986	$4,837

CUMMINS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	Nine Months Ended
		Restated *
Millions	Sept. 28, 2003	Sept. 29, 2002
Cash flows from operating activities:
Net earnings ...............................................................................	$ 7	$ 36
Adjustments to reconcile net earnings to net cash from operating activities:

Cumulative effect of change in accounting principle.........	-	(3)
Depreciation and amortization...............................................	165	163
Restructuring and other..........................................................	-	(17)
Equity in earnings of joint ventures and alliances.............	(31)	(2)
Minority interest......................................................................	9	12
Non-cash compensation expense.........................................	16	12
Amortization of gain on swap unwind.................................	(5)	(2)
Translation and hedging activities.......................................	(7)	2
Changes in assets and liabilities:
Receivables...............................................................................	(132)	(286)
Proceeds (repayments) from sale of receivables. ...............	-	(55)
Inventories................................................................................	(79)	(12)
Accounts payable and accrued expenses............................	55	181
Other..........................................................................................	15	27
Total adjustments....................................................................	6	20
Net cash provided by operating activities...............................	13	56

Cash flows from investing activities:
Property, plant and equipment:
Capital expenditures....................................................................	(70)	(54)
Investments in internal use software........................................	(21)	(14)
Proceeds from disposals.............................................................	7	13
Investments in and advances to joint ventures and alliances	3	(36)
Acquisitions and dispositions of business activities, net.....	-	31
Purchases of marketable securities.............................................	(103)	(62)
Sales of marketable securities......................................................	98	53
Net cash used in investing activities..........................................	(86)	(69)

Net cash used in operating and investing activities	(73)	(13)

Cash flows from financing activities:
Proceeds from borrowings..........................................................	16	7
Payments on borrowings............................................................	(132)	(15)
Net borrowings under short-term credit agreements..............	56	56
Issuance of common stock.........................................................	37	12
Dividend payments on common stock.....................................	(37)	(37)
Other..............................................................................................	(14)	(11)
Net cash provided by (used in) financing activities..............	(74)	12
Effect of exchange rate changes on cash and cash equivalents....	3	-

Net change in cash and cash equivalents....................................	(144)	(1)
Cash and cash equivalents at the beginning of the year...........	224	50
Cash and cash equivalents at the end of the nine months........	$ 80	$ 49

* 2002 amounts have been restated from our September 29, 2002 Form 10-Q on file for this period.  The nature of the  restatement adjustments are more fully discussed in Notes 2 and 20 of our 2002 Annual Report on Form 10-K.

CUMMINS INC.
SEGMENT INFORMATION
Unaudited

Millions	Engine	Power Generation	Filtration And Other	International Distributor	Eliminations	Total

Third Quarter Ended Sept. 28, 2003
Net sales	$ 942	$ 363	$ 255	$ 174	$ (100)	$1,634
Earnings (loss) before interest and income taxes	36	-	16	9	-	61
Net assets	913	474	664	174	-	2,225

Restated *
Third Quarter Ended Sept. 29, 2002
Net sales	$1,033	$ 315	$ 236	$ 152	$ (88)	$1,648
Earnings (loss) before interest and income taxes	51	3	19	10	-	83
Net assets	813	477	627	160	-	2,077

Nine Months Ended Sept. 28, 2003
Net sales	$2,647	$ 937	$ 774	$ 479	$ (277)	$4,560
Earnings (loss) before interest and income taxes	38	(29)	61	27	-	97

Restated *
Nine Months Ended Sept. 29, 2002
Net sales	$2,659	$ 902	$ 707	$ 421	$ (250)	$4,439
Earnings (loss) before interest and income taxes	50	(14)	66	17	-	119

* 2002 amounts have been restated from our September 29, 2002 Form 10-Q on file for this period.  The nature of the  restatement adjustments are more fully discussed in Notes 2 and 20 of our 2002 Annual Report on Form 10-K.

NON-GAAP FINANCIAL MEASURES

Earnings before interest, taxes, minority interests and preferred dividends (EBIT)

We define EBIT as earnings before interest, taxes, minority interest and preferred dividends, and believe it is an important non-GAAP financial measure of our operating performance.  We use EBIT to assess and measure the operating performance of our business segments and also as a component in measuring the variable compensation programs for each of our business segments.  As a result, we have included a consolidated EBIT measure to enable financial statement users to compare the relative performance of each business segment to consolidated performance.  The following table reconciles EBIT, a non-GAAP financial measure, to our consolidated net earnings, a GAAP measure, for each of the applicable periods:

	Quarter Ended
		Restated *
	Sept. 28, 2003	Sept. 29, 2002	June 29, 2003
EBIT	$ 61	$ 83	$ 46
Interest	(25)	(15)	(20)
Taxes	(9)	(16)	(5)
Minority interests	(3)	(3)	(2)
Preferred dividends	-	(5)	(5)
Net earnings	$ 24	$ 44	$ 14

Free cash flow

We use free cash flow as a measure of our operating segments ability to generate cash.  In addition, we have provided guidance to the investment community regarding our expectations of free cash flow for 2003.  We define free cash flow as the sum of cash flows from operating and investing activities, both of which are GAAP measures from our Statements of Cash Flows, adjusted to exclude cash flows from the acquisition or disposition of certain business activities, receivable transactions, sales-leaseback transactions and transactions related to marketable securities, none of which we consider to be within the control of our business segment management.  The following table reconciles the non-GAAP measure of free cash flow to the sum of our cash flows provided by operating activities and cash flows used in investing activities that are included in our Statements of Cash Flows, which we believe are the most comparable GAAP measures.

Quarter Ended
Sept. 28, 2003

Cash flows provided by operating activities	$ 50
Cash flows used in investing activities	(60)
Net cash used in operating and investing activities	(10)
Adjustments:
Net sales of investments in marketable securities	15
Repayments on sale of receivables	5
Free cash flow	10

Cash flows provided by financing activities	$ 31

* 2002 amounts have been restated from our September 29, 2002 Form 10-Q on file for this period.  The nature of the  restatement adjustments are more fully discussed in Notes 2 and 20 of our 2002 Annual Report on Form 10-K.

Product Revenues as Percent of Total Sales

% of Consolidated Sales	Q1	Q2	Q3	Q4	YTD
2003:
Engines	45	44	45		45
Non-Engine Products	55	56	55		55
2002:
Engines	44	46	51	41	46
Non-Engine Products	56	54	49	59	54

Sales

$Millions	Q1	Q2	Q3	Q4	YTD
2003:
Engine Business
Heavy-Duty Truck	236	266	278		780
Medium Duty Truck+Bus	122	141	140		403
Light Duty Auto+RV	222	228	264		714
Industrial	236	254	260		750
Total Engine Business	816	889	942		2,647
Power Generation	267	307	363		937
Int'l. Distributors	136	169	174		479
Filtration / Other	254	265	255		774
Eliminations	(86)	(91)	(100)		(277)
TOTAL	1,387	1,539	1,634		4,560
2002:
Engine Business
Heavy-Duty Truck	219	265	378	207	1,069
Medium Duty Truck+Bus	138	157	191	113	599
Light Duty Auto+RV	157	179	236	209	781
Industrial	262	249	228	247	986
Total Engine Business	776	850	1,033	776	3,435
Power Generation	283	304	315	324	1,226
Int'l. Distributors	124	145	152	153	574
Filtration / Other	228	243	236	244	951
Eliminations	(78)	(84)	(88)	(83)	(333)
TOTAL	1,333	1,458	1,648	1,414	5,853

Engine Shipments

Units	Q1	Q2	Q3	Q4	YTD
2003:
Midrange	66,300	69,800	73,800		209,900
Heavy-duty	10,700	12,800	13,200		36,700
High Horsepower	1,900	2,000	2,400		6,300
TOTAL	78,900	84,600	89,400		252,900
2002:
Midrange	60,500	67,000	71,800	65,800	265,100
Heavy-duty	11,100	14,800	22,700	9,300	57,900
High Horsepower	2,100	2,100	2,200	2,500	8,900
TOTAL	73,700	83,900	96,700	77,600	331,900